Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement (on Form F-4 and S-4) and related Prospectus of Compagnie Générale de Géophysique for the exchange offer of its outstanding 7 1/2% Senior Notes due 2015 of our report dated April 11, 2005 (except for note 28, as to which the date is October 28, 2005), with respect to the consolidated financial statements of Compagnie Générale de Géophysique for the years ended December 31, 2004 and December 31, 2003 included in Amendment No. 2 to its Annual Report (on Form 20-F/A) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.
Neuilly-sur-Seine and Paris La Défense, France
October 31, 2005

BARBIER FRINAULT & AUTRES
ERNST & YOUNG AUDIT	MAZARS & GUERARD

/s/ Pascal MACIOCE	/s/ Philippe CASTAGNAC

Pascal MACIOCE	Philippe CASTAGNAC